EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-116060), Form S-8/S-3 (No.333-81755) and Form S-8 (No.333-35632, No.333-49984, No.333-106211, No.333-116061 and No.333-116900) of Covad Communications Group, Inc. of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

     San Jose, California
     March 14, 2005